EXHIBIT 10.42

September 22, 2017

John Leone
225 Ravenscliff Road
St. Davids, PA 19087

Re: Nomination to Serve as a Member of the Pernix Therapeutics Holdings, Inc. Board of Directors

Dear Mr. Leone,

I am pleased to inform you that the Board of Directors (the "Board") of Pernix Therapeutics Holdings, Inc., a Maryland corporation (the "Company"), has nominated you to serve as a member of the Board, subject to the Company's stockholders formally electing you to the Board at the Company's annual meeting of stockholders to be held at 9:30 a.m., eastern standard time, on November 15, 2017 at the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey 07960 (the "Annual Meeting"). If elected, your term as a Director shall extend until the Company's next annual meeting of stockholders and for as long thereafter as you are re-elected by the Company's stockholders at each annual meeting. Also, subject to formal election by the Company's stockholders, I am extending an offer to you to serve as a member of the Board's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Company's mission is to identify, develop and commercialize specialty pharmaceutical products that exceed the expectations of patients, customers and stockholders with a high-performance culture and preeminent ethical standards. I look forward to your guidance in helping the Company fulfill its mission.

The Company's non-employee director compensation policy currently provides for an annual cash fee of $60,000 and the following additional cash fees for participating on various committees:

	Committee Chairperson	Committee member
Audit Committee:	$24,000	$12,000
Compensation Committee:	$15,000	$7,500
Nominating and Corporate Governance Committee:	$10,000	$7,500

Additionally, upon your formal appointment to the Board and subject to the approval by the Company's stockholders of the 2017 Omnibus Incentive Plan, in accordance with the Company's non-employee director compensation policy, you will receive an initial option grant for 50,000 shares of the Company's common stock with an exercise price equal to the closing price of the common stock as reported on NASDAQ on the date of the grant. This initial option grant will vest over a four-year period, 25% vests on each year of the anniversary of the date of the grant provided you remain on the Board. Finally, the Company's non-employee director compensation policy provides for an annual option grant for 25,000 shares of the Company's common stock, which will vest over a four-year period with 25% vesting on each year of the anniversary of the date of the grant.

By signing this letter below, you hereby consent: (i) to be nominated to the Board and to be identified as a nominee for election to the Board in the Company's proxy statement and other solicitation materials to be filed with the Securities and Exchange Commission and distributed to the Company's stockholders and in other materials in connection with the solicitation of proxies by the Company; and (ii) if elected, to serve on the Company's Board and the Board committees referenced above, and agree that during the course of your tenure on the Board and thereafter, you shall not use or disclose, in whole or in part, any of the Company's or its customers' trade secrets, confidential and proprietary information to any person or any entity for any reason or purpose whatsoever other than in the course of your appointment with the Company. We are excited for this opportunity to work with you on the Board.

10 Park Place, Suite 201, Morristown, NJ 07960

As noted above, your official appointment to the Board and the Board committees referenced above is subject to stockholder approval at the Annual Meeting. We will notify you promptly if and when the stockholders approve your election to the Board.

Sincerely yours,

/s/ John A. Sedor

John A. Sedor
Chairman of the Board and Chief Executive Officer

I hereby acknowledge receipt of this letter and accept your appointment to the Board and the Board committees referenced above, if elected at the Annual Meeting.

/s/ John Leone
John Leone